Exhibit 99.1

FINANCIAL CONTACT:	MEDIA CONTACT:
Anoori Naughton	Allison Kleinfelter
anaughton@hersheys.com	akleinfelter@hersheys.com

Hershey Reports First-Quarter 2026 Financial Results

HERSHEY, Pa., April 30, 2026 - The Hershey Company (NYSE: HSY) today announced net sales and earnings for the first quarter ended March 29, 2026 and reaffirmed its 2026 sales and earnings outlook.

“We kicked off the year strong and are on track to hit our financial targets for 2026. Hershey’s and Reese's are key drivers, delivering first quarter non-seasonal retail sales lifts of 11% and 10%, respectively. We are laser-focused on fueling core growth and making bold moves in brand investment, innovation, R&D, technology, and talent to drive our business to new heights,” said Kirk Tanner, The Hershey Company President and Chief Executive Officer.

First-Quarter 2026 Financial Results Summary1
•Consolidated net sales of $3,104.2 million, an increase of 10.6%.
•Organic, constant currency net sales increased 7.9%.
•Reported net income of $435.1 million, or $2.13 per share-diluted, an increase of 93.6%.
•Adjusted earnings per share-diluted of $2.35, an increase of 12.4%.

1 All comparisons for the first quarter of 2026 are with respect to the first quarter ended March 30, 2025

2026 Full-Year Financial Outlook
The Company is reaffirming its net sales growth, organic net sales growth, reported earnings per share and adjusted earnings per share outlook for the year.

2026 Full-Year Outlook	Guidance
Net sales growth*	4% to 5%
Organic net sales growth	2.5% to 3.5%
Reported earnings per share growth	79% to 89%
Adjusted earnings per share growth	30% to 35%
*Reflects an approximate 150 basis point benefit from the 2025 acquisition of LesserEvil

The Company also expects:
•A reported and adjusted effective tax rate in the range of approximately 25% to 27%;
•Other expense, which primarily reflects periodic benefit costs relating to pension and other post-retirement benefit plans, of approximately $15 million to $20 million;
•Interest expense of approximately $200 million to $210 million;
•Capital expenditures in the range of approximately $425 million to $475 million; and
•Advancing Agility & Automation Initiative savings of approximately $100 million.

Below is a reconciliation of current projected 2026 and full-year 2025 earnings per share-diluted calculated in accordance with U.S. generally accepted accounting principles (GAAP) to non-GAAP adjusted earnings per share-diluted:

	2026 (Projected)	2025
Reported EPS – Diluted	$7.77 - $8.19	$4.34
Derivative Mark-to-Market Losses	—	$2.08
Business Realignment Activities	0.30 - 0.35	$0.29
Acquisition and Integration-Related Activities	0.15 - 0.20	$0.20
Long-Lived Asset Impairment Charges	—	$0.03
Tax Effect of All Adjustments Reflected Above	$(0.12)	$(0.63)
Adjusted EPS – Diluted	$8.20 - $8.52	$6.31

Adjusted 2026 projected earnings per share-diluted, as presented above, does not include the impact of mark-to-market gains and losses on our commodity derivative contracts that are reflected within corporate unallocated expense in segment results until the related inventory is sold since we are not able to forecast the impact of the market changes.

First-Quarter 2026 Components of Net Sales Growth
A reconciliation between reported net sales growth rates and organic, constant currency net sales growth rates, along with the contribution from net price realization and volume, is provided below:

	Three Months Ended March 29, 2026
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis	Impact of Acquisition	Percentage Change on Organic Constant Currency Basis	Organic Price (Rounded)*	Organic Volume/Mix (Rounded)*
North America Confectionery	8.3%	0.3%	8.0%	—%	8.0%	12%	(4)%

North America Salty Snacks	26.0%	—%	26.0%	20.4%	5.6%	—%	5%

International	16.1%	6.8%	9.3%	—%	9.3%	12%	(2)%

Total Company	10.6%	0.7%	9.9%	2.0%	7.9%	10%	(2)%
*Percentage changes may not compute directly as shown due to rounding of amounts presented above.

The Company presents certain percentage changes in net sales on a constant currency basis, which excludes the impact of foreign currency exchange. To present this information for historical periods, current period net sales for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average monthly exchange rates in effect during the corresponding period of the prior fiscal year, rather than at the actual average monthly exchange rates in effect during the current period of the current fiscal year. As a result, the foreign currency impact is equal to the current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year.

First-Quarter 2026 Consolidated Results
Consolidated net sales increased 10.6% to $3,104.2 million in the first quarter of 2026. Organic, constant currency net sales increased 7.9%, driven by net price realization of approximately 10 points. Volume declined approximately 2 points reflecting elasticity impacts in both the North America Confectionery and International segments. This was partially offset by favorable timing of shipments in the North America Confectionery and International segments. The impact of the LesserEvil acquisition was a 2.0 point benefit, while the foreign exchange benefit was 0.7 points in the first quarter.

Reported gross margin was 39.4% in the first quarter of 2026, compared to 33.7% in the first quarter of 2025, an increase of 570 basis points. The reported gross margin increase was driven by net price realization, lower derivative mark-to-market losses versus the same period last year, supply chain productivity and transformation program net savings, which more than offset higher commodity and tariff-related costs. Adjusted gross margin was 40.4% in the first quarter of 2026, a decrease of 80 basis points compared to the first quarter of 2025. This decrease reflects higher commodity and tariff-related costs during the first quarter of 2026, partially offset by net price realization, supply chain productivity and transformation program savings.

Selling, marketing and administrative expenses increased 3.1% in the first quarter of 2026 versus the first quarter of 2025. Selling, marketing and administrative expenses, excluding advertising and related consumer marketing, increased 1.8% versus the first quarter of 2025, driven by higher capability and technology investments, partially offset by reduced consulting fees, lower compensation and benefit costs, and transformation program net savings. Advertising and related consumer marketing expenses increased 5.8% in the first quarter of 2026 versus the same period last year, reflecting double-digit increases in the North America Salty Snacks and International segments.

First quarter 2026 reported operating profit was $640.7 million, an increase of 73.5% versus the first quarter of 2025, resulting in a reported operating profit margin of 20.6%, an increase of 740 basis points versus the prior year period. This increase was driven by higher sales, net price realization and lower derivative mark-to-market losses versus the same period last year, which more than offset higher commodity and tariff-related costs and increased advertising and consumer marketing investment. Adjusted operating profit of $686.5 million increased 12.9% versus the first quarter of 2025. Adjusted operating profit margin of 22.1% increased 40 basis points versus the first quarter of 2025, as sales growth more than offset higher commodity and tariff-related costs and increased advertising and consumer marketing investment.

The reported effective tax rate in the first quarter of 2026 was 26.6%, a decrease of 410 basis points versus the first quarter of 2025. The reported effective tax rate decrease was driven by foreign rate differentials on commodity hedges versus the prior year period. The adjusted effective tax rate was 25.0%, an increase of 60 basis points versus the first quarter of 2025. The adjusted effective tax rate for the first quarter of 2026 reflects increased state taxes and foreign rate differentials driven by income mix across geographics versus the year-ago period.

The Company’s first-quarter 2026 results, as prepared in accordance with GAAP, included items positively impacting comparability of $45.8 million, or $0.22 per share-diluted. For the first quarter of 2025, items positively impacting comparability totaled $238.9 million, or $0.99 per share-diluted.

The following table presents a summary of items impacting comparability in each period (see Appendix I for additional information):

	Pre-Tax (millions)		Earnings Per Share-Diluted
	Three Months Ended		Three Months Ended
	March 29, 2026	March 30, 2025	March 29, 2026	March 30, 2025

Derivative Mark-to-Market Losses	$30.2	$211.5	$0.15	$1.04
Business Realignment Activities	13.4	25.9	0.07	0.12
Acquisition and Integration-Related Activities	2.3	1.6	0.01	0.01
Tax Effect of All Adjustments Reflected Above	—	—	(0.01)	(0.18)
	$45.8	$238.9	$0.22	$0.99
Totals may not compute directly as shown due to rounding of amounts presented above.

The following are comments about segment performance for the first quarter of 2026 versus the prior year period. See the schedule of supplementary information within this press release for additional information on segment net sales and profit.

North America Confectionery
Hershey’s North America Confectionery segment net sales were $2,489.9 million in the first quarter of 2026, an increase of 8.3% versus the same period last year. Organic, constant currency net sales increased 8.0%, driven by approximately 12 points of net price realization. Volume declined approximately 4 points reflecting price elasticity and one fewer shipping day, partially offset by the timing of Q2 shipments and strong innovation performance.

Hershey’s U.S. candy, mint and gum (CMG) retail takeaway for the 12-week period ended March 29, 2026 in the multi-outlet plus convenience store channels (MULO+ w/ Convenience) increased 8.1% as consumer demand sustained despite higher marketplace prices. For this period, Hershey’s CMG share declined compared to the prior year due to increased marketplace competition and the timing of major innovation and merchandising programs.

The North America Confectionery segment reported segment income of $792.4 million in the first quarter of 2026, an increase of 13.8% versus the prior year period, resulting in a segment margin of 31.8% in the quarter, an increase of 150 basis points. The segment income and segment margin increases were driven by higher sales, net price realization, supply chain productivity and transformation program savings, partially offset by higher commodity and tariff-related costs.

North America Salty Snacks
Hershey’s North America Salty Snacks segment net sales were $350.1 million in the first quarter of 2026, an increase of 26.0% versus the same period last year. The acquisition of LesserEvil contributed approximately 20 percentage points to segment growth in the first quarter of 2026. Organic, constant currency net sales increased

5.6%, driven by a volume increase of over 5 points, reflecting strong innovation and velocity gains. Net price realization was approximately flat.

Hershey’s U.S. salty snacks retail takeaway for the 12-week period ended March 29, 2026 in MULO+ w/ Convenience, excluding LesserEvil, increased 9.8% versus the prior year period. This led to further gains in salty snack market share. Organic, constant currency net sales trailed retail takeaway primarily due to the planned reduction of sales to private label customers.

North America Salty Snacks segment income was $34.3 million in the first quarter of 2026, a decrease of 18.1% versus the first quarter of 2025, driven by higher supply chain costs in part related to a voluntary temporary product withdrawal and increased consumer marketing investments, which more than offset benefits from higher volume and supply chain productivity. This resulted in a segment margin of 9.8%, a decrease of 530 basis points versus the prior year period.

International
First quarter 2026 net sales for Hershey’s International segment increased 16.1% versus the same period last year to $264.2 million. Organic, constant currency net sales increased 9.3%. Price realization was approximately 12 points, driven by strategic pricing actions across markets. Volume decreased approximately 2%, reflecting the impact of price elasticity, partially offset by favorable shipment timing in select markets and continued strong performance in Brazil.

International segment income was $15.3 million in the first quarter of 2026, a decrease of $13.4 million versus the prior year period driven by increased commodity and manufacturing costs and higher advertising investment, partially offset by sales growth, net price realization and supply chain productivity and transformation program savings. This resulted in a segment margin of 5.8%, a decrease of 680 basis points versus the prior year period.

Unallocated Corporate Expense
Hershey’s unallocated corporate expense in the first quarter of 2026 was $155.4 million, a decrease of $3.4 million, or 2.1%, versus the same period of 2025. The year-over-year decline reflects reduced consulting fees and lower compensation and benefit costs, which more than offset continued investments in capabilities and technology during the quarter.

Live Webcast
At approximately 7:00 a.m. (Eastern time) today, Hershey will post a pre-recorded management discussion of its first-quarter 2026 results and business update to its website at www.thehersheycompany.com/investors. In addition, at 8:30 a.m. (Eastern time) today, the Company will host a live question and answer session with investors and financial analysts. Details to access this call are available on the Company’s website.

Note: In this release, for the first quarter of 2026, Hershey references income measures that are not in accordance with GAAP because they exclude certain items impacting comparability, including gains and losses associated with mark-to-market commodity derivatives, business realignment activities and acquisition and integration-related activities. The Company refers to these income measures as “adjusted” or “non-GAAP” financial measures throughout this release. These non-GAAP financial measures are used in evaluating results of operations for internal purposes and are not intended to replace the presentation of financial results in accordance with GAAP. Rather, the Company believes exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations. A reconciliation of the non-GAAP financial measures referenced in this release to their nearest comparable GAAP financial measures as presented in the Consolidated Statements of Income is provided below.

Reconciliation of Certain Non-GAAP Financial Measures
Consolidated results	Three Months Ended
In thousands except per share data	March 29, 2026	March 30, 2025
Reported gross profit	$1,222,731	$944,267
Derivative mark-to-market losses	30,184	211,453
Non-GAAP gross profit	$1,252,915	$1,155,720

Reported operating profit	$640,693	$369,221
Derivative mark-to-market losses	30,184	211,453
Business realignment activities	13,358	25,854
Acquisition and integration-related activities	2,261	1,585
Non-GAAP operating profit	$686,496	$608,113

Reported provision for income taxes	$157,590	$99,451
Derivative mark-to-market (gains) losses*	(1,817)	31,129
Business realignment activities*	3,308	6,179
Acquisition and integration-related activities*	549	378
Non-GAAP provision for income taxes	$159,630	$137,137

Reported net income	$435,105	$224,203
Derivative mark-to-market losses	32,001	180,324
Business realignment activities	10,050	19,675
Acquisition and integration-related activities	1,712	1,207
Non-GAAP net income	$478,868	$425,409

Reported EPS - Diluted	$2.13	$1.10
Derivative mark-to-market gains	0.15	1.04
Business realignment activities	0.07	0.12
Acquisition and integration-related activities	0.01	0.01
Tax effect of all adjustments reflected above**	(0.01)	(0.18)
Non-GAAP EPS - Diluted	$2.35	$2.09
* The tax effect for each adjustment is determined by calculating the tax impact of the adjustment on the Company’s quarterly effective tax rate, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.
** Adjustments reported above are reported on a pre-tax basis before the tax effect described in the reconciliation above for non-GAAP provision for income taxes.

In the assessment of our results, we review and discuss the following financial metrics that are derived from the reported and non-GAAP financial measures presented above:

	Three Months Ended
	March 29, 2026	March 30, 2025
As reported gross margin	39.4%	33.7%
Non-GAAP gross margin (1)	40.4%	41.2%

As reported operating profit margin	20.6%	13.2%
Non-GAAP operating profit margin (2)	22.1%	21.7%

As reported effective tax rate	26.6%	30.7%
Non-GAAP effective tax rate (3)	25.0%	24.4%

(1) Calculated as non-GAAP gross profit as a percentage of net sales for each period presented.
(2) Calculated as non-GAAP operating profit as a percentage of net sales for each period presented.
(3) Calculated as non-GAAP provision for income taxes as a percentage of non-GAAP income before taxes (calculated as non-GAAP operating profit minus non-GAAP interest expense, net plus or minus non-GAAP other (income) expense, net).

Appendix I
Details of the charges included in GAAP results, as summarized in the press release (above), are as follows:

Derivative mark-to-market (gains) losses: The mark-to-market (gains) losses on commodity derivatives are recorded as unallocated and excluded from adjusted results until such time as the related inventory is sold, at which time the corresponding (gains) losses are reclassified from unallocated to segment income. Since we often purchase commodity contracts to price inventory requirements in future years, we make this adjustment to facilitate the year-over-year comparison of cost of sales on a basis that matches the derivative gains and losses with the underlying economic exposure being hedged for the period.

Business realignment activities: We periodically undertake restructuring and cost reduction activities as part of ongoing efforts to enhance long-term profitability. During the first quarter of 2024, we commenced the Advancing Agility & Automation Initiative to improve supply chain and manufacturing-related spend, optimize selling, general and administrative expenses, leverage new technology and business models to further simplify and automate processes, and generate long-term savings. During the first quarter of 2026 and 2025, business realignment charges related primarily to severance and employee benefit costs, as well as other third-party costs related to this program.

Acquisition and integration-related activities: During the first quarter of 2026, we incurred costs related to the integration of the acquisition of LesserEvil, LLC into our North America Salty Snacks segment, as well as costs related to the integration of the Sour Strips brand from Actual Candy, LLC into our North America Confectionery segment. During the first quarter of 2025, we incurred costs related to the acquisition of the Sour Strips brand from Actual Candy, LLC into our North America Confectionery segment.

Tax effect of all adjustments: This line item reflects the aggregate tax effect of all pre-tax adjustments reflected in the preceding line items of the applicable table. The tax effect for each adjustment is determined by calculating the tax impact of the adjustment on the Company’s quarterly effective tax rate, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.

Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to our 2026 Full-year Financial Outlook and other statements regarding our business outlook and financial performance. Many of these forward-looking statements can be identified by the use of words such as “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “future,” “intend,” “plan,” “potential,” “predict,” “project,” “strategy,” “target” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would,” among others. These statements are made based upon current expectations that are subject to risk and uncertainty. Because actual results may differ materially from those contained in the forward-looking statements, you should not place undue reliance on the forward-looking statements when deciding whether to buy, sell or hold the Company’s securities. Factors that could cause results to differ materially include, but are not limited to: disruptions or inefficiencies in our supply chain due to the loss or disruption of essential manufacturing or supply elements or other factors; issues, concerns or regulatory changes related to the quality and safety of our products, ingredients or packaging, human and workplace rights, and other environmental, social or governance matters; changes in raw material and other costs, along with the availability of adequate supplies of raw materials and the Company’s ability to successfully hedge against volatility in raw material pricing; the Company’s ability to successfully execute business continuity plans to address changes in consumer preferences and the broader economic and operating environment; selling price increases, including volume declines associated with pricing elasticity; market demand for our new and existing products; increased marketplace competition; failure to successfully execute and integrate acquisitions, divestitures and joint ventures; changes in governmental laws, regulations and policies, including taxes and tariffs; political, economic, and/or financial market conditions, including with respect to inflation, rising interest rates, slower growth or recession, evolving priorities of the U.S. administration, and other events beyond our control such as the impacts on the business arising from international conflicts and geopolitical tensions; risks and uncertainties related to our international operations; disruptions, failures or security breaches of our information technology infrastructure and that of our customers and partners (including our suppliers); our ability to hire, engage and retain a talented global workforce, our ability to realize expected cost savings and operating efficiencies associated with strategic initiatives or restructuring programs; complications with the design, implementation or usage of our new enterprise resource planning system, including the ability to support post-implementation efforts and maintain enhancements, new features or modifications; and such other matters as discussed in our Annual Report on Form 10-K for the year ended December 31, 2025 and in our other filings with the U.S. Securities and Exchange Commission from time to time. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

The Hershey Company
Consolidated Statements of Income
for the periods ended March 29, 2026 and March 30, 2025
(unaudited) (in thousands except percentages and per share amounts)

			Three Months Ended
			March 29, 2026	March 30, 2025

Net sales			$3,104,167	$2,805,419
Cost of sales			1,881,436	1,861,152
Gross profit			1,222,731	944,267

Selling, marketing and administrative expense			576,040	558,672
Business realignment costs			5,998	16,374

Operating profit			640,693	369,221
Interest expense, net			49,818	44,622
Other (income) expense, net			(1,820)	945

Income before income taxes			592,695	323,654
Provision for income taxes			157,590	99,451

Net income			$435,105	$224,203

Net income per share	- Basic	- Common	$2.19	$1.14
	- Diluted	- Common	$2.13	$1.10
	- Basic	- Class B	$1.99	$1.03

Shares outstanding	- Basic	- Common	148,606	148,097
	- Diluted	- Common	203,931	203,141
	- Basic	- Class B	54,614	54,614

Key margins:
Gross margin			39.4%	33.7%
Operating profit margin			20.6%	13.2%
Net margin			14.0%	8.0%

The Hershey Company
Supplementary Information – Segment Results
for the periods ended March 29, 2026 and March 30, 2025
(unaudited) (in thousands except percentages)

	Three Months Ended
	March 29, 2026	March 30, 2025	% Change
Net sales:
North America Confectionery	$2,489,918	$2,300,140	8.3%
North America Salty Snacks	350,070	277,798	26.0%
International	264,179	227,481	16.1%
Total	$3,104,167	$2,805,419	10.6%

Segment income:
North America Confectionery	$792,378	$696,374	13.8%
North America Salty Snacks	34,300	41,853	(18.1)%
International	15,263	28,726	(46.8)%
Total segment income	841,941	766,953	9.8%
Unallocated corporate expense (1)	155,445	158,840	(2.1)%
Unallocated mark-to-market losses on commodity derivatives (2)	30,184	211,453	(85.7)%
Costs associated with business realignment initiatives	13,358	25,854	(48.3)%
Acquisition and integration-related activities	2,261	1,585	42.6%
Operating profit	640,693	369,221	73.5%
Interest expense, net	49,818	44,622	11.6%
Other (income) expense, net	(1,820)	945	NM
Income before income taxes	$592,695	$323,654	83.1%

(1) Includes centrally-managed (a) corporate functional costs relating to legal, treasury, finance and human resources, (b) expenses associated with the oversight and administration of our global operations, including warehousing, distribution and manufacturing, information systems and global shared services, (c) non-cash stock-based compensation expense and (d) other gains or losses that are not integral to segment performance.
(2) Net (gains) losses on mark-to-market valuation of commodity derivative positions recognized in unallocated derivative losses (gains).
NM - not meaningful

	Three Months Ended
	March 29, 2026	March 30, 2025
Segment income as a percent of net sales:
North America Confectionery	31.8%	30.3%
North America Salty Snacks	9.8%	15.1%
International	5.8%	12.6%

The Hershey Company
Consolidated Balance Sheets
as of March 29, 2026 and December 31, 2025
(in thousands of dollars)

Assets	March 29, 2026	December 31, 2025
	(unaudited)
Cash and cash equivalents	$876,976	$925,859
Accounts receivable - trade, net	974,555	729,547
Inventories	1,429,124	1,429,254
Prepaid expenses and other	487,856	504,239

Total current assets	3,768,511	3,588,899

Property, plant and equipment, net	3,489,162	3,529,608
Goodwill	2,994,696	2,996,005
Other intangibles	2,450,391	2,475,698
Other non-current assets	1,111,645	1,123,285
Deferred income taxes	26,888	27,802

Total assets	$13,841,293	$13,741,297

Liabilities and Stockholders’ Equity

Accounts payable	$1,303,703	$1,255,701
Accrued liabilities	926,173	970,597
Accrued income taxes	136,359	63,725
Short-term debt	169,455	218,546
Current portion of long-term debt	504,081	503,327

Total current liabilities	3,039,771	3,011,896

Long-term debt	4,684,363	4,681,194
Other long-term liabilities	676,847	731,917
Deferred income taxes	706,464	679,540

Total liabilities	9,107,445	9,104,547

Total stockholders’ equity	4,733,848	4,636,750

Total liabilities and stockholders’ equity	$13,841,293	$13,741,297